Exhibit 99.1
Press Release
Company Release — 12/29/2008 16:38
COGDELL SPENCER INC. DECLARES QUARTERLY DIVIDEND AND
OUTLINES 2009 BUSINESS STRATEGY
Charlotte, N.C. (December 29, 2008) — Cogdell Spencer Inc. (NYSE: CSA) announced today that its Board of Directors has declared a quarterly dividend of $0.225 per common share payable on January 30, 2009 to stockholders of record on January 14, 2009. The dividend covers the fourth quarter of 2008.
Cogdell Spencer also announced that its Board has approved a business plan for 2009 that focuses on cost reductions and the preservation of capital for productive deployment while allowing the Company to pursue its integrated delivery strategy despite client-related project delays resulting from the current financial crisis.
As part of this plan, Cogdell Spencer will
•	Implement a cost saving plan which, when combined with a reduction in force, will generate approximately $17 million in annual savings. The plan includes elimination of all executive incentive compensation for the 2009 fiscal year, unless budgeted benchmarks are substantially exceeded. The Erdman subsidiary will implement a reduction in force in order to right-size the organization for contracted 2009 revenues. The staff reduction will be made effective January 6-9, 2009. Approximately 115 jobs will be eliminated.

•	Reduce its dividend from an annual equivalent of $1.40 per share and unit ($0.35 per share and unit per quarter) to an annual equivalent of $0.90 per share and unit ($0.225 per share and unit per quarter).
Commenting on these steps, CEO Frank Spencer said, “We believe these actions will meaningfully enhance our operating and financial flexibility, better position us to serve our clients and provide us with added capital to meet our on-going financial obligations. It is never easy to eliminate jobs, but we have enough visibility on our design/build pipeline to adjust in advance.”
As a part of the plan, Cogdell Spencer has placed a mortgage on otherwise unencumbered East Jefferson Medical Plaza, generating approximately $11.4 million in cash. The cash will be used to meet ongoing working capital needs and to fund committed investments. “We continue to find attractive development opportunities, even in this environment,” Frank Spencer said. “We are being very selective, demanding significant pre-leasing and committed construction loans before investing our equity.” The company will hold a conference call to discuss the business plan for 2009 on December 30, 2008 at 9:00 AM EST. Interested parties may dial in at (800) 860-2442 (domestic) or (412) 858-4600 (international), no passcode required. In addition, the conference call can be accessed via the Internet at www.cogdellspencer.com through the “2009 Management Plan” link on the Investor Relations page.
A playback is available at (877) 344-7529 (domestic) or (412) 317-0088 (international) and entering the conference ID number: 426609. The replay can also be accessed via the Internet at www.cogdellspencer.com through the “2009 Management Plan” link on the Investor Relations page.
About Cogdell Spencer Inc.
Charlotte-based Cogdell Spencer Inc. (NYSE: CSA) is a fully-integrated, self-administered, and self-managed real estate investment trust (“REIT”) that invests in specialty office buildings for the medical profession, including medical offices and ambulatory surgery and diagnostic centers. The Company focuses on the ownership, development, redevelopment, acquisition, and management of strategically located medical office buildings and other healthcare related facilities in the United States of America. Erdman, A Cogdell Spencer Company, provides service offerings including advanced planning, architecture, engineering and construction, and development. The Company has been built around understanding and addressing the full range of specialized real estate needs of the healthcare industry.
At present, the Company’s portfolio consists of 62 consolidated wholly-owned properties and joint venture properties, three unconsolidated joint venture properties, and 52 managed medical office buildings. For more information on Cogdell Spencer Inc., please visit the Company’s Web site at www.cogdellspencer.com.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect the Company’s views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ materially. Factors that may contribute to these differences include, but are not limited to the following: our business strategy; our ability to integrate Erdman; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; our ability to renew our ground leases; changes in the reimbursement available to our tenants by government or private payors; our tenants’ ability to make rent payments; defaults by tenants; market trends; and projected capital expenditures. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Cogdell Spencer Inc.
Contact: Media: Dana Crothers, Marketing Director, +1-704-940-2904,
dcrothers@cogdellspencer.com, or General Inquiries: Frank C. Spencer, President and Chief
Executive Officer, +1-704-940-2926, fspencer@cogdellspencer.com, or Financial Inquiries: Charles M.
Handy, Chief Financial Officer, +1-704-940-2914, chandy@cogdellspencer.com
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